SBC Reports Fourth-Quarter 2003 Earnings

For more information, contact:
Larry Solomon
(210) 351-3990
solomonl@corp.sbc.com

Note:   SBC Communications Inc.’s fourth-quarter earnings conference call will be broadcast live via the Internet at 10 a.m. EST on Jan. 27, 2004, at www.sbc.com/investor_relations.

SBC REPORTS STRONG 4th-QUARTER LONG DISTANCE LAUNCH IN MIDWEST, IMPROVED RETAIL ACCESS LINE TRENDS, RECORD GAINS IN LONG DISTANCE, DSL

  2.9 million long distance lines added companywide, including 1.7 million from Midwest launch – best ever quarter
  377,000 DSL lines added / 8th consecutive quarter of accelerated growth
  32 percent reduction in consumer retail access-line losses companywide compared with 3rd quarter, including 54 percent reduction in the Midwest

SAN ANTONIO, Jan. 27, 2004 - SBC Communications Inc. (NYSE: SBC) today reported fourth-quarter and full-year 2003 financial and operating results that reflect strong growth in long distance and DSL lines and continuing improvement in access line trends.

         SBC’s full-year net income for 2003 was $8.5 billion, or $2.56 per diluted share, compared with $5.7 billion, or $1.69 per diluted share, in 2002. Excluding the cumulative effect of previously announced accounting changes in both years, 2003 earnings were $6.0 billion, or $1.80 per diluted share, versus $7.5 billion, or $2.23 per diluted share.

         Net income for the fourth quarter of 2003 was $905 million, or $0.27 per diluted share, compared with $2.4 billion, or $0.71 per diluted share in the fourth quarter of 2002.

         Excluding the effect of an extraordinary item and items announced during the quarter, fourth-quarter 2003 earnings were $0.34 per diluted share. The prior-year period also was affected by a number of previously reported items that increased fourth-quarter 2002 earnings by $0.22 a share, including a $0.12 impact from a change in directory accounting. Excluding these items, earnings were $0.49 cents per diluted share.

         Year-over-year quarterly earnings comparisons also were impacted by access line losses, increases in pension and retiree benefit costs, and higher costs associated with strong growth in long distance and DSL subscribers.

         Revenues for the fourth quarter of 2003 totaled $10.1 billion, compared with $11.2 billion in the year-earlier period. Operating expenses totaled $8.9 billion for the latest quarter, compared with $9.0 billion in the prior-year period. A change in accounting method for the directory business reduced both fourth-quarter 2003 revenues and expenses versus the fourth quarter of 2002.

         For the full year 2003, revenues were $40.8 billion, compared with $43.1 billion in 2002.

         SBC’s consolidated revenue and operating expense totals do not include proportionate results from Cingular Wireless, which is 60 percent owned by SBC. Cingular’s revenues for the latest quarter were $3.9 billion, compared with $3.7 billion in the prior-year period.

         Fourth-quarter revenues benefited from strong subscriber growth in long distance and DSL and increases in business data sales, offset by ongoing access-line losses.

         Fourth-quarter expenses were increased by investments in initiatives to drive growth in long distance and DSL and to prepare for the company’s planned first-quarter 2004 launch of SBC DISH Network video service and to expand its capabilities in the large-business market. Compared with expense levels in the year-earlier period, fourth-quarter operating expenses were positively impacted by the directory accounting change but adversely impacted by increased pension and retiree benefit costs. Increased pension and benefit costs had a $0.09 per share negative impact on fourth-quarter 2003 earnings, compared with the prior-year period.

         Full-year 2003 operating expenses totaled $34.4 billion in 2003, versus $34.5 billion in 2002.

         “Against what continues to be a very challenging industry environment, we achieved a record quarter in long distance and DSL, and our long distance launch in the Midwest this past fall was the strongest of any of our regions,” said Edward E. Whitacre Jr., SBC chairman and chief executive officer.

         “Our early success in the Midwest not only pushed long distance gains to new highs in the fourth quarter, but it also significantly improved access line trends in those states and put the Midwest in the lead for our DSL sales last quarter,” Whitacre said. “We see good momentum going into 2004, and we expect margins to stabilize in the first quarter.”

         SBC was very successful in 2003 in driving increased consumer bundle subscribership, Whitacre said. Bundles increase SBC’s revenue per customer and encourage access-line retention. Over the last year, the number of customers who subscribe to local phone service plus long distance, DSL or Cingular Wireless more than doubled to 44 percent.

        “We expect further bundle penetration growth in 2004,” Whitacre said, “as we launch another new service beginning in March – SBC DISH Network satellite TV service.”

         SBC also is beginning to see sales momentum in national business accounts. Whitacre said business customers increasingly are asking SBC to bid on their national accounts business, and the company won several contracts in the fourth quarter to provide national voice and data networks to Fortune 500 customers.

         SBC’s main target in the business sector is in the large-business market, where it is better positioned to compete now that it can sell long distance in all 50 states, Whitacre said. Large businesses with at least half their locations in the company’s 13-state region represent a $34 billion market, almost all upside to SBC.

Fourth-Quarter Operating Highlights

During the fourth quarter of 2003, SBC:

  Added a record 2.9 million consumer and business long distance lines, ending the year with 14.4 million – a 136 percent increase from a year ago. Long distance lines added in the quarter set a record of 672,000. In its five Midwest states, SBC added 1.7 million long distance lines, following its launch in four states at the end of October and a fifth state at the end of September.
  Reduced consumer primary access line losses by 37 percent, compared with the third quarter of 2003, primarily reflecting the positive effect of the Midwest long distance launch on access line retention. SBC consumer primary access lines declined by 243,000 from the third quarter – the smallest sequential decline in nine quarters. Consumer primary access line losses in the Midwest in the latest quarter were only about one-third of those in the third quarter of 2003. Meanwhile, wholesale lines (resale and UNE-P) increased by 120,000, down 63 percent from the increase in wholesale lines last quarter.
  Added 377,000 DSL lines, bringing the total to 3.5 million, up 60 percent from fourth-quarter 2002 levels. This is the eighth consecutive quarter of sequential high-speed Internet subscriber growth. To drive continued momentum, SBC expanded its sales channels in the fourth quarter to include some 2,000 retail stores, such as Best Buy, RadioShack and Sam’s Clubs. It is also expanding its DSL footprint to reach nearly 80 percent of its customer locations by the end of the first quarter of 2004. SBC remains the nation’s largest DSL provider.
  Increased data revenues by 9.3 percent to $2.6 billion, SBC’s best year-over-year growth in more than two years. Data revenues represented 29 percent of SBC’s total wireline revenues in the quarter. For the full year, SBC’s data revenues totaled $10.2 billion, up 5.3 percent from 2002.
  Added 642,000 Cingular Wireless lines, ending the year with a total of 24 million. In addition to its ongoing GSM network conversion and the pending acquisition of additional spectrum, Cingular is launching a major construction and engineering effort to add cell sites, further strengthening its nationwide network. The company also launched a major customer service initiative during the quarter. Cingular reported operating expenses of $3.6 billion for the quarter, compared with $3.2 billion in the year-earlier period, and operating income of $329 million, versus $516 million in the prior-year period. Expenses and income were adversely affected by costs associated with the acquisition of new customers, the conversion to GSM technology, advertising costs associated with the launch of wireless local number portability and efforts to reduce subscriber churn.
  Launched a powerful portfolio of managed IP services, including a new hosted Voice over IP service. This enables business customers to combine voice, data and video on a single network. Large businesses increasingly are looking to Internet-based solutions to reduce costs and increase productivity, and SBC is well positioned to serve this market by expanding its existing relationships with major companies. This capability significantly strengthens SBC’s offerings in the data market.
  Increased the quarterly dividend by an additional 10.6 percent, from 28.25 cents a share to 31.25 cents a share, or 12 cents a share on an annual basis, from $1.13 to $1.25 a share. Including an increase made earlier in 2003, SBC’s quarterly dividend rose by a total of 15.7 percent during 2003, and the board declared three additional dividends totaling 25 cents per share during the year. The board also authorized the buyback of 350 million common shares representing approximately 10 percent of SBC shares outstanding in December.

         SBC expects to benefit from a ruling early this year by Indiana regulators that increases by $3.57 per line the wholesale rate that competitor resellers in that state must pay SBC to lease its network. “This price adjustment still doesn’t cover all our costs, but it’s a small step in the right direction, and we hope other states move in a similarly positive direction for consumers,” Whitacre said.

         While access line trends have steadily improved as a result of SBC’s ability to also sell long distance, Whitacre said government-mandated below-cost wholesale pricing continues to adversely affect the company’s access line base. “It’s discouraging both SBC and our competitors from investing in new products, services and facilities in those states,” he said.

2004 Outlook

         In 2004, SBC will continue to pursue its strategy of growing its consumer business by increasing bundled offerings and driving penetration rates and to focus on the enterprise segment of the business market for future growth opportunities.

In 2004, SBC expects:

  Operating income margins to stabilize, with margins in every 2004 quarter above reported fourth-quarter 2003 margin levels.
  Continuing improvement in retail access line trends, with results in the Midwest expected to be in line with or better than those the company experienced in other regions following long distance launches.
  Continued strong long distance growth in the Midwest and other regions, with companywide retail line penetration exceeding 40 percent by year end.
  Further expansion of the company's DSL coverage footprint, reaching nearly 80 percent of SBC’s customer locations by the end of the first quarter. Lines in service are expected to exceed 5 million by the end of 2004.
  Further expansion in the large-business and national data market. While this is expected to result in some dilution of 2004 earnings, SBC believes the market opportunity will be a major source of revenue growth over the next three years.
  Strong subscriber growth at Cingular Wireless, with investments in network performance and customer service initiatives helping to drive stable to improving churn rates.

         Driven by progress in these areas, revenue trends are expected to stabilize during 2004, leading to positive year-over-year revenue growth in total revenues, including proportionate revenues from Cingular, by the end of 2004.

         The company expects its expansion into the large-business market and its SBC DISH Network launch will reduce 2004 earnings by $0.09 to $0.12 per diluted share.

         At the same time, SBC expects a positive impact of $0.09 to $0.11 per diluted share compared with 2003 from reduced pension and retiree benefit costs due to cost savings resulting from medical plan changes, voluntary contributions totaling $1.6 billion in 2003 to prefund future payouts from the company’s pension and retiree medical plans – including $700 million in December – and federal legislation.

        SBC’s capital expenditures are expected to be $5.0 billion to $5.5 billion, excluding Cingular Wireless capital outlays – in line with 2003 spending. Cingular Wireless’ capital spending is expected to be consistent with its 2003 total of $3.4 billion. Cingular’s operating income margin also is expected to improve from fourth-quarter 2003 levels throughout 2004.

Fourth-Quarter Accounting Changes and Other Items

Fourth-quarter 2003 results include a gain of $0.02 per diluted share from an asset sale, as well as the extraordinary item and previously announced other items discussed above that reduced reported earnings. They are:
(per diluted share)

Extraordinary item - adoption of FIN 46 on real estate leases	$0.01
Charge for previously announced severance and reorganization expenses	$0.03
Charge for previously announced Belgacom pension transaction	$0.03

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

SBC Communications Inc. (www.sbc.com) is a diversified communications company, owning several of the world’s leading data, voice and Internet services providers. Through world-class networks, SBC companies provide a full range of voice, data, networking and e-business services, as well as directory advertising and publishing. A Fortune 30 company, SBC Communications Inc. owns America’s leading provider of high-speed DSL Internet Access services and one of the nation’s leading Internet Service Providers. SBC companies currently serve 55 million access lines nationwide. In addition, SBC companies own 60 percent of America’s second-largest wireless company, Cingular Wireless, which serves more than 24 million wireless customers. Internationally, SBC companies have telecommunications investments in 26 countries.

For more information on SBC, visit www.sbc.com/investor_relations.